Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of February 13, 2026, by and between CNS Pharmaceuticals, Inc., a Nevada corporation (the “Company”) having its principal place of business at 2100 West Loop South, Suite 900, Houston, Texas 77027, and Christopher Downs, who resides at [***] (“Employee”, and the Company and the Employee collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Employee has agreed to serve as the Company’s Senior Vice President – Finance and the Company would like to retain Employee as its Senior Vice President – Finance, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, commencing on March 2, 2026 (the “Effective Date”), the Company agrees to employ Employee as Senior Vice President – Finance. Employee shall report directly to the Company’s Chief Financial Officer (the “CFO”).

(b) Employee accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Employee also agrees that the CFO shall determine from time to time such other duties as may be assigned to him. Employee agrees to carry out and abide by such directions of the CFO.

(c) Without limiting the generality of the foregoing, Employee shall not, without the written approval of the Company’s Board of Directors (the “Board”), render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to Employee’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Employee’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Board).

2. Salary and Additional Compensation.

(a) Base Salary. During the Term, the Company shall pay to Employee an annual base salary (“Base Salary”), which shall initially be $350,000. The Compensation Committee (the “Compensation Committee”) of the Board shall review the Employee’s Base Salary no less than annually (at the end of the Company’s compensation year, which shall be its fiscal year) and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b) Annual Bonus. For each full fiscal year during the Term, Employee will be entitled to receive an annual bonus (the “Annual Bonus”), within ninety (90) days of the completion of such year. The final determination of the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of, the Compensation Committee (or the Board, if such committee has been dissolved), based on written goals and objectives approved by the Compensation Committee (or the Board, if such committee has been dissolved) prior to the beginning of each fiscal year (provided that the goals and objectives for fiscal 2026 shall be approved prior to March 31, 2026). The target Annual Bonus is 30% of Base Salary (prorated for partial years), which targeted amount may be increased or decreased by the Compensation Committee (or the Board, if such committee has been dissolved).

(c) Annual Equity Grant. For each fiscal year during the Term, Employee will be entitled to receive an annual equity grant under the Company’s Stock Incentive Plan(s) (the “Plan”) (the “Annual Grant”), subject to the availability of shares of common stock under the Stock Plan. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved), based on written goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has been dissolved) prior to the beginning of each fiscal year (provided that the goals and objectives for fiscal 2026 shall be approved prior to March 31, 2026).

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3. Expenses. In accordance with Company policy, the Company shall reimburse Employee for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Employee in the performance of his duties under this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by Employee. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by Employee.

4. Benefits.

(a) Vacation; Sick Leave. The Employee shall be entitled to reasonable vacation time and to utilize such vacation as the Employee shall determine; provided however, that the Employee shall evidence reasonable judgment with regard to appropriate vacation scheduling. Employee shall further be entitled to sick days in accordance with the Company's applicable policy

(b) Health Insurance and Other Plans. Employee shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Employee’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5. Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated by the Company or Employee in accordance with the terms and conditions set forth herein.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Employee’s employment may be terminated at any time for Cause (as defined below) upon written notice to Employee given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Employee: (A) Employee’s indictment for, or conviction of, a crime involving moral turpitude whether or not relating to Company; (B) gross negligence or willful misconduct by Employee in the performance of any of his duties or other obligations under this Agreement; (C) the association, directly or indirectly, of Employee for his profit or financial benefit with any person, firm, partnership, association, corporation or other entity that competes with Company; (D) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Employee, except as required in connection with his duties to Company; (E) the breach by Employee of his fiduciary duty or duty of trust to Company, including, but not limited to, the commission by Employee of an act of fraud or embezzlement against Company; (F) chronic absenteeism; (G) violation of the Company's substance abuse policy; (H) misconduct or dishonesty toward or involving Company, which misconduct or dishonesty is injurious to the Company, monetarily or otherwise; or (I) any other material breach by Employee of any of the terms or provisions of this Agreement, which other material breach is not cured within ten business days of notice by the Company.

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(ii) Upon Disability. If a Disability (as defined below) of Employee has occurred, the Company may give to Employee written notice of its intention to terminate Employee’s engagement. In such event, Employee’s engagement shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. For purposes of this Agreement, “Disability” shall mean Employee is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, Employee’s inability, due to physical or mental incapacity, to substantially perform his essential duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event Company temporarily replaces Employee, or transfers Employee’s duties or responsibilities to another individual on account of Employee’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Employee’s employment shall not be deemed terminated by Company. To the extent the Company does not have a long-term disability plan, any question as to the existence of Employee’s Disability as to which Employee and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and Company. If Employee and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Employee shall be final and conclusive for all purposes of this Agreement.

(iii) Upon Death or Without Cause. The Company may terminate Employee’s employment at any time: (A) upon Employee’s death or (B) with thirty (30) days prior written notice, at any time without Cause for any or no reason.

(b) Termination at Employee’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Employee may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Employee’s employment immediately and pay Employee thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Employee may terminate this Agreement for “Good Reason,” which shall mean the occurrence of one or more of the following without Employee’s written consent: (i) any failure by the Company to comply with any of the provisions of paragraph 2 of this Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Employee; (ii) the imposition of any requirement that Employee relocate his office as in effect on the date hereof; and (iii) a material breach by the Company of any written agreement between the Company and Employee. Good Reason shall not exist hereunder unless the Employee provides 30 days’ notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of Employee learning of the facts that give rise to the claim of Employee’s intent to terminate for Good Reason, and with respect to subsection (iii) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice.

(c) Termination in General. If Employee’s employment with the Company terminates for any reason, the Company will pay or provide to Employee: (i) any unpaid Base Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (v) all other payments or benefits (if any) to which Employee is entitled under the terms of any benefit plan or arrangement.

(d) Resignation from All Positions. Upon the termination of the Employee’s employment with the Company for any reason, the Employee shall resign, as of the date of termination, from all positions he then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof), if applicable. The Employee shall be required to execute such writings as are required to effectuate the foregoing.

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7. Severance.

(a) Severance.

(i) If Employee’s employment is terminated, by the Company without Cause (and for other than death or Disability) or by Employee for Good Reason, Employee shall be entitled to receive a severance payment (the “Severance Payment”) equal to six (6) months of Employee’s Base Salary in effect at the time of termination. Such Severance Payment shall be made in accordance with the Company’s normal payroll policy over a 6-month period, provided the Employee has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company.

(ii) If Employee's employment is terminated by the Company without Cause (and for other than Disability) or by Employee for Good Reason, and if Employee is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA and applicable state continuation laws and regulations, the Company will continue to pay the same portion of Employee's medical and dental insurance premiums under COBRA as during active employment (for Employee and eligible spouse and dependents) until the earlier of: (1) six (6) months from Employee's termination of employment; or (2) the date Employee is eligible for medical and/or dental insurance benefits from another employer.

(b) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Employee hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Employee’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Employee will not be deemed to have terminated employment until the Employee incurs a “separation from service” within the meaning of Section 409A.

8. Confidentiality Agreement.

(a) Employee understands that during his employment he will have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Employee and others have collected, obtained or created, information pertaining to software, patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy. Nothing herein shall prohibit Employee from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation.

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(b) During Employee’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Employee’s possession, custody or control.

(c) Employee will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others in the performance of work or rendering of services, pursuant to this Agreement. Employee agrees that the Company owns all such Creations, and Employee hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Employee understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d) Employee will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Employee prior to his work for the Company.

(e) Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-solicitation.

(a) Employee agrees that, during the Term and until six (6) months after the termination of his employment, Employee will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the one-year period prior to the termination of Employee’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

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10. Representation and Warranty. The Employee hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Employee represents and warrants that Employee has provided the Company a true and correct copy of any agreements that purport: (a) to limit Employee’s right to be employed by the Company; (b) to prohibit Employee from engaging in any activities on behalf of the Company; or (c) to restrict Employee’s right to use or disclose any information while employed by the Company. Employee further represents and warrants that Employee will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Employee has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Employee’s employment with the Company, Employee is not to breach any obligation of confidentiality that Employee has with third parties, and Employee agrees to fulfill all such obligations during Employee’s employment with the Company. Employee further agrees not to disclose to the Company or use while working for the Company any confidential information or trade secrets belonging to a third party.

11. Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 8 or 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to seek a temporary restraining order and/or injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 8 or 9 of this Agreement.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Employee, to:

Christopher Downs

[***]

If to the Company, to:

CNS Pharmaceuticals, Inc.

2100 West Loop South, Suite 900

Houston, Texas 77027

Attention: Chairperson of the Board

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

15. Indemnification/D&O Insurance. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Employee shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated employees of the Company.

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16. Resignation as Chief Financial Officer. Upon execution of this Agreement, Employee hereby resigns from his position as Chief Financial Officer of the Company, effective as of March 2, 2026. Employee acknowledges and agrees that, except as expressly set forth in this Agreement, the Company shall have no further obligations or liabilities to Employee in connection with or arising out of his resignation from such position.

17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions thereof.

18. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

19. Assignment. This Agreement is a personal contract and Employee may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Employee and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

20. Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Employee’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

CNS Pharmaceuticals, Inc.

By: /s/ Rami Levin_______________

Name: Rami Levin

Title: Chief Executive Officer

Agreed to and Accepted:

Christopher Downs

/s/ Christoper Downs

Date: February 13, 2026

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